Exhibit 99.4

July 13, 2022

Viveon Health Acquisition Corp.

Spalding Exchange

3953 Holcomb Bridge Road #200

Norcross, GA 30092

Consent to Reference in Registration Statement

Viveon Health Acquisition Corp. (the “Company”) has filed a Registration Statement on Form S-4, as amended, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), as of the date hereof. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such registration statement as a future member of the board of directors of the Company.

Sincerely,

/s/ Jagi Gill
Jagi Gill